UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2005

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 19, 2005, Nanogen, Inc. (“Nanogen”) and its subsidiary, Synx Pharma, Inc. (Synx Pharma”), entered into an asset purchase agreement (the “Purchase Agreement”) with Spectral Diagnostics Inc. (“Spectral”), pursuant to which Nanogen will acquire from Spectral the assets related to its rapid cardiac immunoassay test business and will assume specified liabilities of Spectral (the “Acquisition”). The Acquisition is expected to close during the first quarter of 2006.

The purchase price is $5,650,000 (Cdn) in cash and $3,350,000 (Cdn) in shares of common stock of Nanogen, subject to a post-closing adjustment to the extent acquired inventory and accounts receivable are less than specified amounts. The number of shares to be issued to Spectral will be determined by dividing $3,350,000 (Cdn) by the average of the closing price of one share of common stock of Nanogen for the ten trading days ending two business days prior to the closing. Nanogen has agreed to use its best efforts to file within ten (10) days of closing and commercially reasonable efforts to cause to be declared effective by the Securities and Exchange Commission a registration statement covering the shares issued to Spectral.

Nanogen together with Synx Pharma and Spectral have made customary representations, warranties and covenants in the Purchase Agreement, including a covenant by Spectral not to solicit or enter into any other discussions relating to the acquisition of all or a portion of its rapid cardiac immunoassay test business. Spectral and Nanogen each agreed to indemnify the other for certain losses arising out of breaches of representations, warranties, covenants and other specified matters.

Spectral has also agreed that, for a period of two years after the closing of the Acquisition, it will not: (a) directly or indirectly, engage in or own any business in Canada, United States, China, European Union or Mexico that competes with the business acquired by Nanogen or (b) hire or solicit the employment or engagement of any employee of Spectral offered employment by Nanogen.

Consummation of the Acquisition is subject to customary closing conditions, including the approval of the stockholder of Spectral. In connection with the execution of the Purchase Agreement, the directors and executive officers of Spectral entered into voting agreements pursuant to which they agreed to vote in favor of the Acquisition.

A copy of the Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of the Purchase Agreement.

Item 3.02	Unregistered Sales of Equity Securities.

As set forth in the second paragraph of Item 1.01 of this current report, which is incorporated herein by reference, Nanogen has agreed to issue shares of its common stock as payment of a portion of the purchase price for the Acquisition. The offer and sale of such shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the

“Securities Act”), pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated pursuant thereto. Spectral has represented that it is an “accredited investor” as defined in Rule 510(a) of Regulation D and the offer of the shares was made without general solicitation or advertising.

Item 7.01	Regulation FD Disclosure.

On December 20, 2005, Nanogen issued a press release announcing the signing of the Purchase Agreement, a copy of which is furnished as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits. The following documents are filed as exhibits to this report:

2.1	Asset Purchase Agreement, dated as of December 19, 2005, among Nanogen, Inc., Synx Pharma, Inc. and Spectral Diagnostics Inc.*

99.1	Press Release dated December 20, 2005.

*	Exhibits and schedules to the Asset Purchase Agreement are not filed. Nanogen will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date:	December 23, 2005	By:	/s/ Robert Saltmarsh
		Name:	Robert Saltmarsh
		Title:	Chief Financial Officer